ChoiceOne Financial Services, Inc 10-K

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of ChoiceOne Financial Services, Inc. on Form S-4 (333-136523); and S-3 (333-44336); and S-8 (Registration No. 333-91364); and Form S-8 (Registration No. 333- 91366) of our report dated March 27, 2013 on the consolidated financial statements of ChoiceOne Financial Services, Inc. for the years ended December 31, 2012, 2011 and 2010, which report is included in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Plante & Moran, PLLC

Grand Rapids, Michigan

March 27, 2013